PROSPECTUS SUPPLEMENT NO.1	Filed Pursuant to Rule 424(b)(3)
(To the Prospectus dated April 7, 2023)	Registration No. 333-259496

Up to 31,612,349 Shares of Common Stock

(Including up to 7,217,991 Shares of Common Stock Issuable Upon Exercise of Warrants)

Up to 4,151,324 Warrants to Purchase Common Stock

This prospectus supplement updates and supplements the prospectus dated April 7, 2023 (as amended, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-259496). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 5, 2023 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 7,217,974 shares of our common stock, $0.0001 par value per share (the “Common Stock”), which consists of:

•
up to 144,666 shares of Common Stock that are issuable upon the exercise of 144,666 warrants (the “Private Placement Warrants”) originally issued in a private placement to the initial stockholder of Consonance Life Sciences (the “Sponsor”) in connection with the initial public offering of Consonance-HFW Acquisition Corp. (“Consonance”),
•
up to 4,006,657 shares of Common Stock that are issuable upon the exercise of 4,006,657 warrants (the “PIPE Warrants”) originally issued connection with a private placement immediately prior to the consummation of the Business Combination, and
•
up to 3,066,651 shares of Common Stock that are issuable upon the exercise of 3,066,651 warrants (the “Public Warrants” and, together with the Private Placement Warrants and the PIPE Warrants, the “Warrants”) originally issued in the initial public offering of Consonance.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of:

•
up to 31,612,348 shares of Common Stock consisting of:
•
up to 12,020,000 shares of Common Stock issued in a private placement pursuant to subscription agreements (“Subscription Agreements”) entered into on April 15, 2021,
•
up to 1,885,000 shares of Common Stock held by the Sponsor following a private placement in connection with the initial public offering of Consonance and subsequent share recapitalization,
•
up to 90,000 shares of Common Stock transferred by the Sponsor to the independent directors of Consonance-HFW Acquisition Corp.,
•
up to 144,666 shares of Common Stock issuable upon exercise of the Private Placement Warrants,
•
up to 4,006,657 shares of Common Stock issuable upon exercise of the PIPE Warrants,
•
up to 1,349,943 shares of Common Stock issuable upon the exercise of stock options, and
•
up to 12,116,082 shares of Common Stock and Common Stock issuable upon exercise of Warrants issued to certain former securityholders of Surrozen Operating, Inc. pursuant to the Business Combination Agreement entered into on April 15, 2021.
•
up to 4,151,323 warrants consisting of 144,666 Private Placement Warrants and 4,006,657 PIPE Warrants.

The Selling Securityholders may offer, sell or distribute all or a portion of the registered securities publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Common Stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock or Warrants. See the section titled “Plan of Distribution” in the Prospectus.

The Common Stock and Public Warrants are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “SRZN” and “SRZNW” respectively. On April 6, 2023, the last reported sales price of our Common Stock was $0.5628 per share and the last reported sales price of our Public Warrants was $0.0995 per Public Warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any other amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any other amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any other amendments or supplements thereto.

We are an “emerging growth company” and a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is an emerging growth company and a smaller reporting company. We are incorporated in Delaware.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 10 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus supplement dated April 7, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 05, 2023

Surrozen, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39635	98-1556622
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

171 Oyster Point Blvd Suite 400
South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: +1 (650) 489-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SRZN	The Nasdaq Capital Market
Redeemable warrants, each whole warrant exercisable for one share of Common Stock	SRZNW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Eric Bjerkholt as Class I Director

Upon recommendation of the Nominating and Corporate Governance Committee, on April 5, 2023, the board of directors of Surrozen, Inc. appointed Eric Bjerkholt to serve as a Class I director, until the earlier of our annual meeting of our stockholders to be held in 2025, the appointment and qualification of his successor, or his death, resignation, or removal. The board of directors also appointed Mr. Bjerkholt to serve as a member of the audit committee.

Mr. Bjerkholt brings extensive business leadership experience across a broad range of roles and is currently the CFO of Chinook Therapeutics. He most recently served as CFO of Aimmune Therapeutics, Inc. overseeing the financial reporting, budgeting, internal controls, investor relations, business development, facilities and information technology functions and led the acquisition of Aimmune by Nestle Health Science for $2.6 billion. Mr. Bjerkholt also spent 13 years at Sunesis Pharmaceuticals, Inc., where in addition to his role as CFO, he served in various capacities, including Executive Vice President of Corporate Development and Finance, Corporate Secretary and Chief Compliance Officer. Previously, Mr. Bjerkholt held senior executive finance roles at IntraBiotics Pharmaceuticals, Inc, LifeSpring Nutrition, Inc. and Age Wave, LLC and spent seven years in healthcare investment banking at J.P. Morgan & Company, Inc. He is currently a member of the board of directors and chair of the Audit Committee of CalciMedica, Inc. and a member of the board of directors of Cerus Corporation. Mr. Bjerkholt holds an MBA from Harvard Business School and a Cand.oecon from the University of Oslo in Norway.

There is no arrangement or understanding between Mr. Bjerkholt and any other person pursuant to which he was selected as a director, and there is no family relationship between Mr. Bjerkholt and any of our other directors or executive officers. We are not aware of any transaction involving Mr. Bjerkholt requiring disclosure under Item 404(a) of Regulation S-K.

Pursuant to and subject to the terms of our non-employee director compensation policy, Mr. Bjerkholt will receive a $35,000 annual retainer for serving as a director. As a member of the audit committee, Mr. Bjerkholt will receive an additional $7,500 annual retainer. In connection with his appointment, Mr. Bjerkholt will receive an initial stock option grant to purchase 40,000 shares of common stock, vesting ratably over 36 months, subject to Mr. Bjerkholt’s continuous service as of each such date. At each annual stockholder meeting following which his respective term as a director continues, Mr. Bjerkholt will be entitled to a stock option grant to purchase 20,000 shares of common stock, vesting upon the one-year anniversary of the grant date, subject to Mr. Bjerkholt’s continuous service as of each such date.

In connection with his appointment to the board of directors, we will enter into our standard indemnification agreement with Mr. Bjerkholt, the form of which was filed with the Securities and Exchange Commission on August 17, 2021 as Exhibit 10.8 to our Current Report on Form 8-K (File No. 001-39635). Under the circumstances and to the extent provided for therein, we will indemnify Mr. Bjerkholt to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by him as a result of him being made a party to certain actions, suits, investigations and other proceedings by reason of the fact that he is or was a director of Surrozen, or a director, officer, employee, agent or fiduciary of any other entity at our request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURROZEN, INC.

Dated:	April 5, 2023	By:	/s/ Charles Williams
Name: Charles Williams Title: Chief Financial Officer